Exhibit 10.16

September 9, 2008
Mr. Kevin Roach
N95 W7775 Cranes Crossing
Cedarburg, WI 53012
     Re: Employment Agreement
Dear Kevin:
On behalf of Activant Solutions Inc. (the “Company” or “Activant”), I am pleased to extend this offer of employment to you for the position of Executive Vice President & General Manager, Wholesale Distribution Group. Your employment will be contingent upon the satisfaction of the conditions set out in the third to last paragraph of this agreement. The terms and conditions of this offer and your employment are as follows:
Position/Location: Executive Vice President and General Manager, Wholesale Distribution Group, reporting directly to Pervez Qureshi. The start date for your employment with Activant will be September 29, 2008. You will work out of the Company’s Yardley, Pennsylvania office, and you will be expected to work at that facility at least 4 1/2 days a week (other than when traveling on business) until your relocation to Yardley is complete, which must be no later than 6 months after your start date. From that time on, you will be expected to work at the Yardley facility on a full time basis.
Salary: Your bi-weekly base salary will be $15,384.61 ($400,000 annual rate), which will be paid to you in accordance with the Company’s regular payroll process and subject to applicable tax and withholding. You will be eligible for an annual merit review. This is an exempt position.
Signing Bonus: You will be eligible for a signing bonus of $281,000, less any amounts paid to you by your current employer under your current RSU and bonus plans. Activant will pay this signing bonus in two equal installments. The first installment will be paid within 30 days after your start of employment and the second installment will be paid within 90 days after your start of employment. There are no payback requirements regarding the signing bonus.
Executive Education: In the event that you successfully complete 24 months’ employment with the Company, the Company will pay up to $60,000 for you to attend an executive education program at Harvard University.
Incentive Bonus: You will be eligible to participate in the Activant Incentive Bonus Plan (the “Bonus Plan”), commencing the first full quarter after your start date. Your annual target incentive bonus under the Bonus Plan will be $200,000. A payout of 60% of your target incentive bonus is guaranteed during your first year of participation in the Bonus Plan (provided you remain employed by the Company during that period), with the understanding that this guaranteed bonus will be paid on a quarterly basis during your first year of employment.

Kevin Roach	September 9, 2008

Stock Options: Effective for vesting purposes, as of your date of hire, you will be granted 450,000 stock options under Activant’s 2006 Stock Incentive Plan (the “Option Plan”), subject to the approval of the Company’s Board of Directors. The exercise price for these options will be the fair market value at the grant date, and your options will vest over a period of five years (so long as you remain employed by the Company), with the initial vesting occurring on your first anniversary date. Your option grants will be conditioned upon your execution of the Company’s form of stock option agreement and other required documentation, which agreements/documentation and the Option Plan will set forth the terms and conditions of your options.
Relocation: Activant will pay your reasonable, documented, out-of-pocket expenses for the closing costs actually incurred in selling your home in Cedarsburg, WI and the purchase of a home in Yardley, PA, as well as your reasonable, documented, out-of-pocket expenses for the shipment of your household goods to Yardley, PA. As part of your relocation, Activant will reimburse you for the costs of up to two house hunting trips, with the understanding that all such costs must be reasonable, documented, and approved in advance. Activant will also pay for temporary housing for you near the Company location in Yardley, PA for up to six months from your start date. If your home in Cedarsburg does not sell within six months after your start date, the Company will discuss the possible extension of the time period for payment by the Company for your temporary housing in Yardley. Lastly, Activant will “gross-up” any taxable relocation expenses so that you remain “tax-neutral” with respect to the payment of those expenses. In no case will the amount of the relocation expenses paid or reimbursed by Activant pursuant to this paragraph (including any gross-up payments and excluding any cost for shipment of household goods paid directly by the Company) exceed $200,000. All relocation costs are subject to my prior approval.
If you resign from your employment with Activant within twenty-four months after you complete your relocation to Yardley, you agree to reimburse Activant in full for all amounts paid to you or on your behalf pursuant to the previous paragraph. Such payment will be made by you immediately upon your resignation.
This relocation benefit is valid for the six month period after your start date, with the understanding that you will complete your relocation to Yardley by that time. If you do not complete your relocation by that time, Activant will not be obligated to pay or reimburse your relocation expenses.
Executive Severance: Activant has a severance plan in place for senior executives, and you will be eligible to participate in that plan. We will provide you a copy of that Executive Severance Plan.
Benefits: As a full-time employee, you will be eligible to participate in the Company’s comprehensive group medical, dental, vision, disability, deferred compensation and life insurance programs. Health coverage becomes effective the first day of your employment. Activant has several additional benefit programs such as a 401(k) plan, Educational Assistance Program and a Flexible Spending Program. Your vacation accrual will equal 20 days (160 hours) per year. Activant reserves the right to modify or terminate any of its employee benefit plans at any time as allowed by law.
Employment At Will: In consideration of employment, you agree to conform to the policies of the Company. You acknowledge that employment at Activant is “at-will”, and therefore is not for a specific term and can be terminated for any reason, with or without cause, at any time with or without notice at the option of Activant or the employee. Failure to comply with Company policies, codes of conduct, or other rules/guidelines will necessitate disciplinary action, which may include termination of employment.

Kevin Roach	September 9, 2008

To accept this offer of employment, please sign, date, and return your signed copy of this agreement to Skip Paterson. This offer is contingent upon your completion and your execution of our standard agreements regarding Employee Confidentiality, Non-disclosure, Intellectual Property, Non-solicitation, and Noncompetition. These forms will be sent to you separately following your acceptance of this offer. In addition, please be advised that you must provide satisfactory proof of your identity and eligibility to work in the United States, and complete the required I-9 Form, within the first three (3) days of your employment with Activant or your employment may be terminated. As a condition of your employment, you agree that at all times during your employment you shall comply with all Activant policies and workplace rules, including any codes of conduct and any policies against unlawful harassment and discrimination.
This offer supersedes all prior negotiations, representations, and agreements concerning your employment with Activant, which are no longer valid or effective. This offer is valid until September 12, 2009. If you accept this offer, the terms and conditions set out in this agreement shall be the terms of your employment. For your convenience, a summary of this offer of employment may be found in the attached document. The terms and conditions of this agreement may not be modified or amended except with my written consent.
Activant has begun a very exciting time in its corporate life. We believe we can provide you with a challenging and rewarding career and look forward to your joining the Activant staff and both participating in and contributing to the success of the Company. We hope to have you as part of the Activant Team, and we await your acceptance of this offer.
Sincerely,
Activant Solutions Inc.
/s/ Pervez Qureshi
Pervez Qureshi
President and CEO
I accept employment with Activant Solutions Inc. on the terms and conditions set forth in this agreement, and will commence work upon passing the conditions set forth above.

/s/ Kevin Roach	September 10, 2008
Kevin Roach	Date

Attachment

Attachment
Activant Solutions Inc.
Attachment to Employment Offer
Kevin Roach
Executive Vice President and General Manager
Wholesale Distribution Group

Compensation Component	Offer	Comment
Base Salary	$400,000	Eligible for next Company merit increase (targeted for 10/2009)

Short-term Incentive (Activant Incentive Bonus Plan)	Target $200,000	Guarantee first year bonus at 60% payout. Payable quarterly beginning with first full quarter worked.

Long-Term Incentive (2006 Stock Incentive Plan)	450,000 stock options	Strike price based on FMV determined by Board as of Board approval date. Vest 1/5 vest after one year, and then the remaining option shares vest on a quarterly basis over the remaining four years. Option shares expire after ten years.

Relocation	Up to $200,000	Includes gross-up, closing costs for home sale and home purchase, moving of goods, temp living, and two house hunting trips. Must be reasonable and pre-approved and subject to pay back agreement if executive resigns within the first two years after relocation.

Signing Bonus	Up to $281,000	Payable in two equal payments and less any amounts paid by current employer under current RSU and bonus programs:
First payment in 30 days after start date and second payment in 90 days after start date.

Executive Education	Up to $60,000 (inclusive of program fees)	After 24 months of employment the Company will sponsor and pay for Harvard Program

Executive Physical & Vacation	4 Weeks Vacation and company paid Executive Physical	Eligibility at start date.

Benefit Programs	Medical, Dental, Vision, Life, Disability, Deferred Compensation and 401(k) Plans

Confidential	page 1

Attachment

Compensation Component	Offer	Comment
Severance (Executive Severance Plan)	Severance of 9 months for Qualified Terminations	Includes base + incentive target. Requires execution of Activant release documentation.

Contingencies	Standard agreements Regarding Employee Confidentiality, Non- Disclosure, Intellectual Property and Non-Solicitation, Eligibility to Work in the U.S. (completion of Form I-9)

Confidential	page 2